FOR IMMEDIATE RELEASE
March 25, 2011

Contact:         Jesus R. Adia
President and Chief Executive Officer
(718) 677-4414

Flatbush Federal Bancorp, Inc. Reports Earnings for Quarter
and Year Ended December 31, 2010

Brooklyn, NY – Flatbush Federal Bancorp, Inc. (the “Company”), (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association (the “Association”), announced a consolidated net loss of $95,000, or $0.04 per share, for the quarter ended December 31, 2010 as compared to a consolidated net loss of $220,000, or $0.08 per share, for the same quarter in 2009.  Net income for the year ended December 31, 2010 was $441,000, or $0.17 per share, compared to $195,000, or $0.07 per share, for the year ended December 31, 2009, an increase of $246,000.

The Company’s assets at December 31, 2010 were $147.0 million compared to $156.0 million at December 31, 2009, a decrease of $9.0 million or 5.7%. Loans receivable decreased $4.5 million or 4.1%, to $106.5 million at December 31, 2010 from $111.0 million at December 31, 2009. Mortgage-backed securities decreased $6.5 million or 23.0%, to $21.8 million at December 31, 2010 from $28.3 million at December 31, 2009. Cash and cash equivalents increased $2.7 million, or 49.1%, to $8.2 million at December 31, 2010 from $5.5 million at December 31, 2009.

Total deposits increased $1.9 million, or 1.6%, to $117.1 million at December 31, 2010 from $115.2 million at December 31, 2009. Borrowings from the Federal Home Loan Bank of New York (FHLB) decreased $10.9 million, or 47.6%, to $12.0 million at December 31, 2010 from $22.9 million at December 31, 2009.

Total stockholders’ equity increased $521,000, or 3.4%, to $15.8 million at December 31, 2010 from $15.2 million at December 31, 2009. The increase to stockholders’ equity reflects net income of $441,000, amortization of $25,000 of unearned ESOP shares, amortization of $41,000 of restricted stock awards  for the Company’s Stock-Based Incentive Program, and amortization of $41,000 of stock option awards, partially offset by an increase of $27,000 of accumulated other comprehensive loss.

On August 30, 2007, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company’s outstanding shares of common stock.  Stock repurchases have been made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions.  Repurchased stock is held as treasury stock and will be available for general corporate purposes.  During the quarter ended December 31, 2010, the Company did not repurchase shares. As of December 31, 2010, a total of 12,750 shares have been repurchased at a weighted average price of $4.44.

INCOME INFORMATION – Three month periods ended December 31, 2010 and 2009

Net loss decreased by $125,000 to a net loss of $95,000 for the quarter ended December 31, 2010 compared to a net loss of $220,000 for the same quarter in 2009. The decrease in net loss for the quarter was primarily the result of decreases of $150,000 in interest expense on deposits, $87,000 in interest expense on  borrowings from the FHLB, and $142,000 in provision for loan loss, partially offset a decrease of $170,000 in interest income and increases of $16,000 in non-interest expense and $68,000 in income tax expense.

INCOME INFORMATION – Years ended December 31, 2010 and 2009

Net income increased $246,000 to $441,000 for the year ended December 31, 2010 from $195,000 for the year ended December 31, 2009.  The increase in net income for the year ended December 31, 2010 was primarily due to decreases of $628,000 in interest expense on deposits and $577,000 in interest expense on borrowings from the FHLB of New York, which were partially offset by decreases of $288,000 in interest income and $7,000 in non-interest income and increases of $172,000 in provision for loan losses, $468,000 in non-interest expense and $24,000 in income taxes. Non-interest expense included an increase in salaries and employee benefits of $480,000 to $2.4 million for the year ended December 31, 2010 from $1.9 million for the year ended December 31, 2009 primarily due a pre-tax curtailment credit of $416,000, net of actuarial expenses, recorded in 2009 resulting from the freezing of the defined benefit pension plan in 2009.

Other financial information is included in the table that follows.  All information is unaudited.

This press release may contain certain “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature.  These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

	DECEMBER 31,	DECEMBER 31,
	2010	2009
	(in thousands)
Total Assets	$147,019	$155,979
Loans Receivable	106,478	110,988
Mortgage-backed Securities	21,780	28,340
Deposits	117,074	115,168
Borrowings	12,043	22,851
Stockholders’ Equity	15,754	15,233

	AT OR FOR THE THREE		AT OR FOR THE YEAR
	MONTHS ENDED DECEMBER 31,		ENDED DECEMBER 31,
	2010	2009	2010	2009
		(in thousands)
Total Interest Income	$1,883	$2,053	$7,962	$8,250
Total Interest Expense	463	700	2,050	3,255
Net Interest Income	1,420	1,353	5,912	4,995
Provision for Loan Loss	433	575	821	649
Non-interest Income	61	61	254	261
Non-interest Expense	1,170	1,154	4,748	4,280
Income Tax (Benefit) expense	(27)	(95)	156	132
Net (Loss) income	$(95)	$(220)	$441	$195

PERFORMANCE RATIOS

Return on Average Assets	(0.25%)	(0.56%)	0.29%	0.13%
Return on Average Equity	(2.37%)	(5.75%)	2.81%	1.29%
Interest Rate Spread	4.01%	3.56%	4.04%	3.26%

ASSET QUALITY RATIOS

Allowance for Loan Losses to
Total Loans Receivable	1.51%	0.72%	1.51%	0.72%
Non-performing Loans to Total Assets	5.74%	2.57%	5.74%	2.57%

CAPITAL RATIO
Association’s Core Tier 1 Capital to Adjusted
Total Assets	11.45%	10.42%